Exhibit 14.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-06378, No. 333-103888, No. 333-108149, No. 333-119949, No. 333-129640, No. 333-129733, No. 333-145041, No. 333-152662, No. 333-157729, No. 333-185886, No. 333-185887, No. 333-185889 and No. 333-185890 each on Form S-8, and Registration Statement No. 333-158262 and 333-183695 each on Form F-3 of our report dated 30 April 2013 relating to the financial statements of WPP DAS Limited appearing in this Annual Report on Form 20-F of WPP plc for the year ended 31 December 2012.

/s/ Deloitte LLP

London, United Kingdom

30 April 2013